Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports Second Quarter 2012 Results

CONCORD, CA, August 2, 2012 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2012.

Second quarter 2012 results:

•	Revenue of $9.2 million, a 37% increase from the second quarter of 2011;

•	Operating expenses of $8.4 million compared to $8.3 million incurred during the second quarter of 2011; and

•	Cash of $26.7 million at June 30, 2012 compared to $31.5 million at March 31, 2012 and $25.8 million at December 31, 2011.

First half 2012 results:

•	Total revenue of $18.0 million, a 35% increase from the first half of 2011;

•	Product revenue of $17.9 million, a 38% increase from the first half of 2011; and

•	Operating expenses of $16.3 million compared to $15.6 million incurred during the first half of 2011.

“Cerus continued to deliver strong growth during the second quarter, with increased demand for INTERCEPT disposable kits,” said William ‘Obi’ Greenman, president and chief executive officer of Cerus Corporation. “We reiterate our 2012 guidance for revenue of $34 million to $36 million. We continue to make encouraging progress within our red blood cell program and we expect to initiate our Phase III acute anemia trial in Europe in the third quarter, the first of two European Phase III studies planned to start this year.”

Revenue

Revenue for the second quarter of 2012 was $9.2 million, derived entirely from product sales. These revenues represent a 37% increase from the $6.8 million recognized during second quarter of 2011. The increase in revenue was driven primarily by a 37% increase in year-over-year demand for INTERCEPT disposable kits.

Total revenue for the first half of 2012 was $18.0 million, up from the $13.4 million recognized during the first half of 2011. Product revenue for the first half of 2012 was $17.9 million, and represented a 38% increase from the first half of 2011. The increase in product revenue during the first half of 2012 over 2011 was driven primarily by a 46% increase in demand for INTERCEPT disposable kits.

Government grant revenue for the first half of 2012 was $0.1 million, down from $0.4 million recognized during the first half of 2011. The availability of government grants awarded to Cerus in support of the Company’s red blood cell system has been fully exhausted. The Company does not currently expect any incremental government grant revenue during the second half of 2012.

Gross Margins

Gross margins for the second quarter of 2012 were 40%, equivalent to gross margins reported for the second quarter of 2011. Gross margins for the first half of 2012 were 38%, compared to 43% for same period in 2011. Gross margins during the first half of 2012 were affected by the mix of products sold and, during the first quarter of 2012, were negatively impacted by accounting charges associated with high scrap rates for certain components used to make INTERCEPT disposable kits.

Operating Expenses

Total operating expenses for the second quarter of 2012 were $8.4 million, compared to $8.3 million for the second quarter of 2011. Total operating expenses for the first half of 2012 were $16.3 million, compared to $15.6 million for the first half of 2011. The increase in operating expenses was related to increases in selling, general and administrative expenses in support of the growing commercial business in Europe, the Middle East, The Commonwealth of Independent States and the expansion into new markets and geographies. Operating expenses are expected to increase during the second half of 2012 and into 2013, driven by increased research and development expenses associated with the planned clinical trials and in-vitro studies to support potential regulatory approval of the INTERCEPT red blood cell system.

Operating and Net Loss

Operating losses during the second quarter of 2012 were improved from those incurred during the same period in 2011. The improvement in operating losses was attributable to the growth in revenue, stable gross margins, and relatively consistent operating expenses during the two comparative periods. Operating losses for the first half of 2012 were also improved from operating losses incurred during the first half of 2011, primarily due to the increase in product revenue.

Net loss for the second quarter of 2012 was $1.9 million, or $0.10 per diluted share, compared to a net loss of $6.4 million, or $0.13 per diluted share, for the second quarter of 2011. The change in net loss was primarily affected by a second quarter 2012 non-cash gain of $3.7 million compared to a similar charge of $0.3 million for the same period in 2011, resulting from the mark-to-market adjustments of Cerus’ outstanding warrants. Net loss for the first half of 2012 was $10.7 million, or $0.20 per diluted share, compared to a net loss of $11.5 million, or $0.24 per diluted share, for the first half of 2011.

Cash and Investments

At June 30, 2012, the Company had cash, cash equivalents and short-term investments of $26.7 million, up from $25.8 million at December 31, 2011. Cash payments to vendors for the increase in inventory during the first half of 2012 were a significant contributing factor in the amount of net cash used during the quarter.

OTHER RECENT PROGRESS:

•

Preliminary regulatory reviews of the clinical trial applications for the planned INTERCEPT red cell Phase III acute anemia have been completed in France and Germany; enrollment is anticipated to begin in the third quarter.

•	Preparations continue for future expected initiation of the planned Phase III red cell chronic anemia trial in Italy, and the planned U.S. Phase II red cell study.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://www.cerus.com/Investors/Investor-Overview. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 63119152. The replay will be available approximately three hours after the call through August 16, 2012.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Blood System for red blood cells is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2012 revenues, future operating expenses and cash used to support operations, statements relating to potential regulatory approvals and other future regulatory matters, and statements relating to planned preparation, initiation and enrollment of clinical trials and the future development of the INTERCEPT Blood System for red blood cells. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, the uncertain and time-consuming clinical development and regulatory process, including the risks that Cerus may be unable to initiate planned clincial trials for the INTERCEPT Blood System for red blood cells in the timeframe expressed herein or otherwise in a timely manner, or at all, adverse market and economic conditions, adverse fluctuations in foreign exchange rates, Cerus’ reliance on third parties to market, sell, distribute and maintain its products, Cerus’ ability to maintain an effective manufacturing supply chain, intellectual property protection, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 7, 2012. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Product revenue	$9,224	$6,753	$17,915	$12,936
Government grant and cooperative agreements	—	—	91	436

Total revenue	9,224	6,753	18,006	13,372
Cost of product revenue	5,574	4,074	11,088	7,603

Gross profit	3,650	2,679	6,918	5,769
Operating expenses:
Research and development	1,712	1,994	3,536	3,802
Selling, general and administrative	6,686	6,207	12,652	11,735
Amortization of intangible assets	51	51	101	101

Total operating expenses	8,449	8,252	16,289	15,638

Loss from operations	(4,799)	(5,573)	(9,371)	(9,869)
Non-operating income (expense), net	2,892	(836)	(1,370)	(1,638)

Net loss	$(1,907)	$(6,409)	$(10,741)	$(11,507)

Net loss per common share:
Basic	$(0.04)	$(0.13)	$(0.20)	$(0.24)
Diluted	$(0.10)	$(0.13)	$(0.20)	$(0.24)
Weighted average common shares outstanding used for computing net loss per common share:
Basic	54,418	47,620	53,753	47,530
Diluted	55,236	47,620	53,753	47,530

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
Cash, cash equivalents, and short-term investments	$26,667	$25,784
Accounts receivable and other current assets	4,749	7,511
Inventories	9,373	6,444
Property and equipment, net	1,866	2,032
Goodwill and intangible assets	2,963	3,064
Other assets	445	532

Total assets	$46,063	$45,367

Accounts payable and accrued liabilities	$10,083	$10,505
Deferred revenue	136	111
Debt - current	3,692	2,519
Warrant liability	8,749	7,979
Debt - non-current	3,717	4,697
Other non-current liabilities	1,167	1,243

Total liabilities	27,544	27,054
Stockholders’ equity	18,519	18,313

Total liabilities and stockholders’ equity	$46,063	$45,367

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